Exhibit 99.1

Theriva Biologics Reports Fourth Quarter and Full-Year 2022 Operational Highlights and Financial Results

- Dosed the first patient in VIRAGE, a Phase 2b clinical trial of systemically administered VCN-01 in combination with chemotherapy for Pancreatic Ductal Adenocarcinoma –

-Dosed the first patient in the investigator sponsored Phase 1 clinical trial of VCN-01 for patients with brain tumors-

- Presented positive safety and pharmacokinetic data from the ongoing Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant recipients at 2023 Tandem Meetings Transplantation & Cellular Therapy Meetings   ; Dosed the first patient in Cohort 2–

-As of December 31, 2022, Theriva Biologics reports $41.8 million in cash, which is expected to provide runway into the third quarter of 2024-

-Conference call and webcast to be held on Thursday, March 30th at 8:30 a.m. ET-

Rockville, MD, March 30, 2023 – Theriva Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today reported financial results for the fourth quarter and full-year ended December 31, 2022, and provided a corporate update.

“In 2022, we delivered on key milestones that further validate the value of Theriva’s oncology-focused platform, advanced our systemically administered lead oncolytic adenovirus, VCN-01, and with cash runway into the third quarter of 2024, we believe we are well positioned to propel our clinical development program forward,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “The dosing of the first patient in VIRAGE, our Phase 2b trial of VCN-01 in patients with newly-diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC), as well as the Phase 1 trial of VCN-01 in patients with brain tumors, represent important steps in our pursuit to address unmet needs for difficult-to-treat cancers. Now, a key priority is to build on our compelling Phase 1 outcomes and generate clinical data that establish VCN-01’s differentiated mechanism of action, and potential synergistic clinical benefit in combination with chemotherapy and immunotherapy in a range of clinical indications. We will also leverage our discovery platform to identify the next generation of potent OV products.”

Recent Program Highlights and Anticipated Milestones:

VCN-01:

•	In January 2023, the first patient was dosed in VIRAGE, the randomized, controlled, multicenter, open-label Phase 2b trial of VCN-01 in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy in newly diagnosed metastatic PDAC patients. The first patient was dosed in Spain and the trial is expected to enroll 92 adults at sites across the US and EU.
•	In January 2023, the first patient was dosed in the investigator sponsored clinical trial of VCN-01 in patients with high-grade brain tumors who are scheduled for surgical resection. The trial is being conducted at St. James’s University Hospital, United Kingdom, in collaboration with the University of Leeds. If the results show that intravenous VCN-01 gains entry to brain tumors that are otherwise only accessible through surgery, this could be transformative for patients by providing a potential systemic line of treatment that may minimize or eliminate complicated brain surgery.
•	Anticipated milestones :
○	Hold a pre-IND meeting with the FDA (H2 2023) to discuss the clinical development and potential registration pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma .
○	Present additional data from the study of VCN-01 in combination with durvalumab in patients with recurrent/metastatic squamous cell carcinoma of the head and neck (H2 2023).

SYN-004 (ribaxamase):

•	In February 2023, presented blinded safety and pharmacokinetic (PK) data from the ongoing Phase 1b/2a randomized, double-blinded, placebo-controlled clinical trial of SYN-004 (ribaxamase) in allogeneic hematopoietic cell transplant (HCT) recipients for the prevention of acute graft-versus-host-disease (aGVHD). SYN-004 appeared to be well tolerated in HCT patients treated with IV meropenem and SYN-004 was not detected in blood samples from the majority of the evaluable patients. These data were presented at the 2023 Tandem Meetings: Transplantation & Cellular Therapy Meetings of ASTCT and CIBMTR.
•	In November 2022, announced the first patient was dosed in the second cohort of the SYN-004 study in allo-HCT patients.
•	Anticipated milestones:
○	Complete the second cohort of our Phase 1b/2a clinical study of SYN-004 for the prevention of acute graft-versus-host-disease in bone marrow transplant patients (Q1 2024).

Fourth Quarter and Full-Year Ended December 31, 2022 Financial Results

General and administrative expenses increased to $9.9 million for the year ended December 31, 2022, from $6.5 million for the year ended December 31, 2021. This increase of 50.8% is primarily comprised of increased expense related to the fair value of the contingent consideration, higher insurance costs, additional salary and benefits related to new headcount, public relations expenses, and VCN administrative expenses not included in the prior year, offset by a decrease in consulting and legal costs related to the VCN acquisition.  The charge relating to stock-based compensation expense was $0.4 million for the year ended December 31, 2022, compared to $0.3 million for the year ended December 31, 2021. In addition, we expect general and administrative expenses to increase as we increase headcount and related overhead due to the VCN acquisition.

Research and development expenses increased to $11.7 million for the year ended December 31, 2022, from $7.8 million for the year ended December 31, 2021. This increase of 50% is primarily the result of increased clinical trial expenses related to VCN-01 not incurred in the prior year, offset by lower clinical and manufacturing expenses related to our Phase 1a clinical trial of SYN-020 and expenses related to our Phase 1b/2a clinical trial of SYN-004 (ribaxamase) in allogeneic HCT recipients. We anticipate research and development expense to increase as we continue enrollment in our VIRAGE Phase 2 clinical trial of VCN-01 in PDAC, and our ongoing Phase 1 clinical trial in retinoblastoma, expand GMP manufacturing activities for VCN-01, and continue supporting our VCN-11 and other preclinical and discovery initiatives. Research and development expenses also include a charge relating to non-cash stock-based compensation expense of $112,000 for the year ended December 31, 2022, compared to $76,000 for the year ended December 31, 2021. In addition, we expect research and development expenses to increase as we incur higher clinical program costs for our VCN product candidates.

Other income was $471,000 for the year ended December 31, 2022, compared to other income of $6,000 for the year ended December 31, 2021. Other income for the year ended December 31, 2022 and is primarily comprised of interest income of $512,000 offset by an exchange loss of $41,000. Other income for the year ended December 2021 was primarily comprised of interest income.

Cash and cash equivalents totaled $41.8 million as of December 31, 2022, compared to $67.3 million as of December 31, 2021.

Conference Call

Theriva Biologics will host a conference call on Thursday, March 30, 2022, at 8:30 a.m. ET to review the full-year 2022 operational highlights and financial results. Individuals may participate in the live call via telephone by dialing 1-877-451-6152 (domestic) or 1-201-389-0879 (international) and using the conference ID: 13736047. Participants are asked to dial in 15 minutes before the start of the call to register. Investors and the public can access the live and archived webcast of this call via the “Investors” section of the company’s website, https://www.therivabio.com, under “Events” or by clicking here, for 90 days after the call.

About Theriva Biologics, Inc.

Theriva Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics' website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding and include statements regarding cash being expected to provide runway into the first quarter of 2024, being well positioned to propel our clinical development program forward, generating clinical data that establish VCN-01’s differentiated mechanism of action and potential synergistic clinical benefit in combination with chemotherapy and immunotherapy in a range of clinical indications, leveraging our discovery platform to identify the next generation of potent OV products, the trial being conducted at St. James’s University Hospital, United Kingdom, in collaboration with the University of Leeds being transformative for patients and providing a potential systemic line of treatment that may minimize or eliminate complicated brain surgery if the results show that intravenous VCN-01 gains entry to brain tumors that are otherwise only accessible through surgery, holding a pre-IND meeting with the FDA (H2 2023) to discuss the clinical development and potential registration pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma, presenting additional data from the study of VCN-01 in combination with durvalumab in patients with recurrent/metastatic squamous cell carcinoma of the head and neck (H2 2023), completing the second cohort of our Phase 1b/2a clinical study of SYN-004 for the prevention of acute graft-versus-host-disease in bone marrow transplant patients (Q1 2024) and research and development expenses increasing as we incur higher clinical program costs for our VCN product candidates.. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated including the Company’s and VCN’s ability to reach clinical milestones when anticipated, including generating clinical data that establishes VCN-01’s differentiated mechanism of action and potential synergistic clinical benefit in combination with chemotherapy and immunotherapy in a range of clinical indications, the ability to leverage our discovery platform to identify the next generation of potent OV products, the ability of VCN-01 to gain entry to brain tumors that are otherwise only accessible through surgery, the ability to schedule a pre-IND meeting with the FDA (H2 2023) to discuss the clinical development and potential registration pathway for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma, the ability to present additional data from the study of VCN-01 in combination with durvalumab in patients with recurrent/metastatic squamous cell carcinoma of the head and neck (H2 2023), the ability to complete the second cohort of our Phase 1b/2a clinical study of SYN-004 for the prevention of acute graft-versus-host-disease in bone marrow transplant patients (Q1 2024), the ability of VCN-01 as a potential means of enabling the use of immunotherapeutic agents in patients who are unresponsive to these cancer therapies, the Company’s ability to successfully combine and operate the business of the Theriva Biologics and VCN, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits, continuing clinical trial enrollment as expected; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the first quarter of 2024, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese

LifeSci Advisors, LLC

ccalabrese@lifesciadvisors.com

917-680-5608